THE VICTORY PORTFOLIOS

                          DISTRIBUTION AND SERVICE PLAN

               1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), of each of the series (individually, a "Fund" and collectively, the "Funds") and each class set forth on Schedule I as amended from time to time, each a duly established series of shares of The Victory Portfolios, a Delaware business trust, registered as an open-end investment company under the 1940 Act (the "Trust").

               2. The Trust has entered into a separate Administration Agreement and Distribution Agreement with respect to each Fund, under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for each Fund's shares of beneficial interest ("Shares"). Under the Distribution Agreement, the Distributor pays, among other things, the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Funds for sale to the public. The Trust, on behalf of each of the Funds, has also entered into an Investment Advisory Agreement under which the Investment Advisor provides investment advisory services.

               3. The Funds will not make separate payments as a result of this Plan. To the extent that any payments made by the Funds' Administrator, Distributor, Investment Adviser or any sub-adviser, directly or through an affiliate (in each case, from its own resources), should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

               4. This Plan shall become effective on the first business day of the month following approval by a vote of at least a "majority of the outstanding voting securities" (as defined by the 1940 Act) of each class of Shares set forth on Schedule I, the Plan having been approved by a vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

               5. This Plan shall, unless terminated as hereinafter provided, remain in effect for a period of one year from the date specified below, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by any of the Classes set forth on Schedule I to finance any activity primarily intended to result in the sale of shares of the Funds, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that Class, and (b) any material amendments to this Plan shall be effective only upon approval by a majority of the Trustees, including a majority of the Independent Trustees, and by a majority of the outstanding voting securities of each Class set forth on
Schedule I.

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               6. This Plan may be terminated at any time, without the payment of any penalty, by the vote of a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the applicable class of each Fund.

               7. During the existence of the Plan, the Trust may require the Administrator, Distributor, Investment Advisor or ant sub-adviser to provide to the Trust, for review by the Board of Trustees, a written report of the amounts expended in connection with the financing of any activity primarily intended to result in the sale of Shares.

               8. Consistent with the limitations of shareholder and Trustee liability as set forth in the Trust's Trust Instrument, any obligations assumed by a Fund pursuant to this Plan, shall be limited in all cases to each Fund individually, and the assets of each Fund individually, and shall not constitute obligations of any shareholder or other series or classes of shares of the Trust or of any Trustee.

               9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

IN WITNESS WHEREOF, the Trust has executed this Plan on behalf of each Fund listed on Schedule I, individually and not jointly, as of March 27, 2000.

                                                   The Victory Portfolios

                                                   By: /s/ Robert D. Hingston
                                                       ----------------------
                                                      Robert D. Hingston
                                                      Secretary